EXHIBIT 5.1

[Crowe & Dunlevy Letterhead]

August 8, 2006

GMX Resources Inc.
9400 North Broadway, Suite 600
Oklahoma City, Oklahoma 73114

Ladies and Gentlemen:

We have acted as counsel for GMX Resources Inc., an Oklahoma corporation (the “Company”), in connection with the preparation of a Registration Statement on Form S-3 (Registration No. 333-134911) (the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), which first became effective on July 3, 2006, relating to certain securities of the Company, and the prospectus contained in the Registration Statement (the “Base Prospectus”). We have also participated in the preparation of the prospectus supplement dated August 8, 2006 (the “Prospectus Supplement”) to the Base Prospectus relating to the offering and sale of up to an aggregate of 2,000,000 shares of 9.25% Series B Cumulative Preferred Stock, par value $0.001 per share, of the Company (the “Preferred Stock”) pursuant to an Underwriting Agreement dated August 8, 2006, among the Company and the underwriters named therein (the “Underwriting Agreement”).

We have examined originals or copies, certified or otherwise identified to our satisfaction, of: (i) the Company's Restated Certificate of Incorporation, as amended (together with the related Certificates of Designation, including the Certificate of Designation for the Preferred Stock), and Amended and Restated Bylaws; (ii) the Registration Statement; (iii) the Base Prospectus; (iv) the Prospectus Supplement; and (v) such other certificates, statutes and other instruments and documents as we considered appropriate for purposes of the opinions hereafter expressed. As to any facts material to the opinions contained herein, we have made no independent investigation of such facts and have relied, to the extent that we deem such reliance proper, upon certificates of public officials and officers or other representatives of the Company.

In connection with rendering the opinions set forth below, we have assumed that (i) all information contained in all documents reviewed by us is true and correct; (ii) all signatures on all documents examined by us are genuine; (iii) all documents submitted to us as originals are authentic and all documents submitted to us as copies conform to the originals of those documents; and (iv) the Preferred Stock will be sold in compliance with applicable federal and state securities laws and in the manner described in the Registration Statement, the Prospectus Supplement and the Underwriting Agreement.

GMX Resources Inc.
August 8, 2006

Based on the foregoing, we are of the opinion that (a) the Preferred Stock has been duly authorized and, when issued and paid for as contemplated in the Underwriting Agreement, will be legally issued, fully paid and non-assessable, and (b) the discussion contained in the Prospectus Supplement under the heading “Description of U.S. Federal Income Tax Considerations,” to the extent that it constitutes matters of law or legal conclusions or purports to describe provisions of U.S. federal income tax laws related to the Preferred Stock, is correct in all material respects.

We are members of the bar of the State of Oklahoma. The opinions expressed herein are limited exclusively to the federal laws of the United States of America and the laws of the State of Oklahoma, and we express no opinion as to the effect of the laws of any other jurisdiction, domestic or foreign.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and the use of our name in the Base Prospectus and the Prospectus Supplement forming a part of the Registration Statement under the caption “Legal Matters.” By giving such consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission issued thereunder.

No opinion is implied or may be inferred beyond the matters expressly stated herein. This opinion is based upon the law in existence on the date of this letter, and we assume no responsibility or obligation to monitor any change in any such law or to modify this opinion as a result thereof.

Sincerely,

Crowe & Dunlevy, A Professional Corporation

By:	/s/ Michael M. Stewart
Michael M. Stewart